Exhibit 99.1
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                                [LOGO OF ORBCOMM]

                     ORBCOMM ANNOUNCES CEO SUCCESSION PLAN

    Marc Eisenberg to Become Chief Executive Officer Effective March 31, 2008
            Jerry Eisenberg to Assume Role of Non-Executive Chairman



Fort Lee, NJ, February 22, 2008 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine
(M2M) communications, today announced that Marc Eisenberg, ORBCOMM's current Chief Operating Officer, will succeed Jerry Eisenberg as Chief Executive Officer effective as of March 31, 2008. Jerry Eisenberg will continue to serve on the board of directors as non-executive Chairman. Marc Eisenberg will also become a director of ORBCOMM effective as of March 7, 2008, which is the next scheduled meeting of the board of directors.


Marc Eisenberg has served as Chief Operating Officer of ORBCOMM since February 2007. Previously, he held the roles of Chief Marketing Officer and Executive Vice President, Sales and Marketing. He was also a member of the board of directors of ORBCOMM Holdings LLC from May 2002 until February 2004.

"Naming Marc as Chief Executive Officer is the right step forward for ORBCOMM," said Jerry Eisenberg, ORBCOMM's Chairman and Chief Executive Officer. "As Chief Operating Officer, Marc has led the development of new markets, built a strong sales team and helped grow the business to where it is today. He is a dynamic, innovative, and proven leader committed to securing ORBCOMM's position as the leading global satellite data communications company."

"I am honored that the board has chosen me to become Chief Executive Officer to continue the successful path that Jerry has forged for the company," said Marc Eisenberg, Chief Operating Officer of ORBCOMM. "ORBCOMM is well-positioned to capitalize on the significant opportunities before us, adding subscribers, enhancing our products and services and - most importantly - creating value for our shareholders. I look forward to working with our board of directors and all of ORBCOMM's employees to build on this solid foundation and move the company towards profitability."


"During Jerry's tenure as CEO, ORBCOMM has gone through significant changes, most notably our transition to a public company," added Hans Hoffmann, member of the board of directors. "We are extremely grateful to Jerry for his vision and his dedication to ORBCOMM, and we look forward to his continued leadership on the board of directors."


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Jerry Eisenberg was a founder of ORBCOMM LLC, the predecessor of ORBCOMM, where from its inception in 2001, he served as a member of the board of directors and held various executive management positions. He has been a member of the board of directors of ORBCOMM since February 2004, and its Chairman since January 2006. He has been Chief Executive Officer and President since 2004.


About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include General Electric, Caterpillar Inc., Volvo Group and Komatsu Ltd. among other industry leaders. By means of a global network of 29 low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a Network Control Center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Contacts

Investor and Media Inquiries:
Jennifer Lattif
The Abernathy MacGregor Group
212-371-5999
jcl@abmac.com